UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 5, 2005
(Date of earliest event reported)

DCAP GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-1665	36-2476480
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1158 Broadway, Hewlett, NY	11557
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (516) 374-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On July 11, 2005, David A. Lyons accepted his appointment as a director of DCAP Group, Inc. (the “Company”). Mr. Lyons was also appointed to the Audit Committee, Nominating Committee, Compensation Committee and Insurance Committee of the Board.

Since 2004, Mr. Lyons has been a principal of Den Corporate Advisors, LLC, a consulting firm focused on business, financing, and merger and acquisition strategies for public and private companies. Since 2002, Mr. Lyons has also served as a managing partner of the Nacio Investment Group, whose holdings include Nacio Systems, Inc., a managed hosting company that provides outsourced infrastructure and communication services for mid-size businesses. Prior to forming the Nacio Investment Group, Mr. Lyons served as Vice President of Acquisitions for Expanets, Inc., a national provider of converged communications solutions. Previously, he was Chief Executive Officer of Amnex, Inc. and held various executive management positions at Walker Telephone Systems, Inc. and Inter-tel, Inc. Mr. Lyons serves on the Board of Directors of GoAmerica, Inc., whose securities are traded on Nasdaq.

Item 1.01. Entry into a Material Definitive Agreement.

On July 5, 2005, the Board of Directors of the Company approved the recommendation of its Compensation Committee to pay a $100,000 bonus to Barry Goldstein, its Chief Executive Officer. Mr. Goldstein’s entitlement to the full bonus amount is conditioned upon his continued employment until June 30, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCAP GROUP, INC.
July 13, 2005	By: /s/ Barry B. Goldstein Barry B. Goldstein President